Exhibit 99.1
For more information, please contact:
David W. Kloos
Chief Financial Officer
(303) 595-9898
MATRIX BANCORP ANNOUNCES EXPIRATION OF TENDER OFFER
January 24, 2006
Denver, Colorado — Matrix Bancorp, Inc. (NASDAQ: MTXC) (the “Company”) today announced the preliminary results of its tender offer to purchase up to 4,286,126 shares of the Company’s outstanding common stock for an aggregate price of approximately $81 million. The tender offer expired at 5:00 p.m. Eastern Time on Monday, January 23, 2006 and has not been extended.
Based on a preliminary count by Computershare Trust Company, Inc., the depositary for the tender offer, approximately 4,184,277 shares of common stock were properly tendered and not withdrawn. The final results of the Company’s tender offer will be announced as soon as practicable following completion of the verification process and confirmation of the proper delivery of all shares tendered. Payment for the shares validly tendered and accepted for purchase under the tender offer and the return of any shares not accepted will occur promptly after such announcement.
Certain statements contained in this press release that are not historical facts, including, but not limited to, statements that can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “predict,” “believe,” “plan,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements in this interim report could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: third party claims or actions in relation to ongoing or future litigation or bankruptcy matters; interest rate fluctuations; level of delinquencies; defaults and prepayments; general economic conditions; competition; government regulation; the risks and uncertainties discussed elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 7, 2005; and the uncertainties set forth from time to time in the Company’s periodic reports, filings and other public statements.